Exhibit 99.1

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of May 15, 2026, by and between SJC Lending, LLC, a Delaware limited liability company (the “Seller”), and Ault Lending, LLC, a California limited liability company (the “Purchaser”).

WHEREAS, the Seller and the Purchaser are parties to that certain Stock Purchase Agreement, dated as of April 30, 2026 (the “Agreement”);

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement;

WHEREAS, the Agreement contemplates two separate closings for the sale and purchase of shares of Common Stock of Universal Safety Products, Inc. (the “Company”), whereby at the First Closing, which has occurred, the Seller sold, and the Purchaser purchased, 155,000 shares of Common Stock in consideration of the First Closing Note issued by the Purchaser in favor of the Seller;

WHEREAS, pursuant to the Agreement, the Second Closing was scheduled to occur three (3) business days after the First Closing Date, at which time the Seller was to sell, and the Purchaser was to purchase, 200,000 shares of Common Stock in consideration of a promissory note issued by the Purchaser in favor of the Seller in the principal amount of $1,150,000, substantially in the form attached to the Agreement as Exhibit B (the “Second Closing Note”);

WHEREAS, the 200,000 shares of Common Shares that Seller intended to deliver were to be issued upon the conversion of the Convertible Promissory Note; and

WHEREAS, upon further review, the Purchaser and the Company have determined that the remaining principal and interest due on the Convertible Promissory Note, by its terms, is convertible into approximately 185,000 shares of Common Stock and not 200,000 shares of Common Stock, and accordingly the parties desire to amend the Agreement and the Second Closing Note to reflect such change and certain other changes due to the delay of the Second Closing.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendment to Section 1.1. Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.1. Closings; Sale and Purchase of Common Stock. Subject to the terms and conditions of this Agreement, the sale and purchase of shares of Common Stock contemplated hereby shall occur in two separate closings. At the First Closing (as defined below), the Seller agrees to sell, and the Purchaser agrees to purchase from the Seller, 155,000 shares of Common Stock (the “First Purchased Shares”) at a purchase price of Five Dollars and Seventy-Five Cents ($5.75) per share, in consideration of a promissory note issued by Purchaser in favor of Seller in a principal amount equal to $891,250, substantially in the form attached hereto as Exhibit A (the “First Closing Note”).  At the Second Closing, the Seller agrees to sell, or cause to be sold by a designee acceptable to Purchaser, and the Purchaser agrees to purchase from the Seller, 185,000 shares of Common Stock (the “Second Purchased Shares” and, together with the First Purchased Shares, the “Purchased Shares”), at a purchase price of Five Dollars and Seventy-Five Cents ($5.75) per share, in consideration of a promissory note issued by Purchaser in favor of the Seller or its designee, in a principal amount equal to $1,063,750, substantially in the form attached hereto as Exhibit B (the “Second Closing Note” and, together with the First Closing Note, each a “Note” and, collectively the “Notes”).

2.Amendment to Section 1.2. The definition of “Second Closing Date” in Section 1.2 of the Agreement is hereby amended and restated to read as of the date of this Amendment.

3.Amendment to Exhibit B. Exhibit B to the Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit B.

4.Miscellaneous.

(a)Confirmation of Agreement. Except as expressly modified by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(b)Governing Law. This Agreement shall be governed by the internal law of the State of New York..

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

[Seller Signature Page]

IN WITNESS WHEREOF, the Seller has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

SELLER: SJC LENDING, LLC

By:	/s/ Steven J. Caspi
	Name:	Steven J. Caspi
	Title:	Sole Member

[Purchaser Signature Page]

IN WITNESS WHEREOF, the Purchaser has caused this Amendment to be executed by its duly authorized representative as of the date first above written.

PURCHASER: AULT LENDING, LLC

By:	/s/ David J. Katzoff
	Name:	David J. Katzoff
	Title:	Manager

EXHIBIT B

FORM OF SECOND CLOSING PROMISSORY NOTE

SEE ATTACHED.

Promissory Note

$1,063,750.00	Dated: May 15, 2026

FOR VALUE RECEIVED, the undersigned, Ault Lending, LLC, a California limited liability company (the “Maker”), PROMISES TO PAY to the order of SJC Lending, LLC (together with its successors and assigns, the “Payee”) the principal sum of One Million Sixty Three Thousand Seven Hundred and Fifty Dollars and No Cents ($1,063,750.00) (the “Principal Amount”), together with interest at the rate specified below. This Promissory Note (the “Note”) is being issued pursuant to the terms of the Stock Purchase Agreement (the “Purchase Agreement”) dated April 30, 2026, as amended on May 15, 2026, by and between the Maker and the Payee.

Principal, Interest and Term. The outstanding Principal Amount and simple interest accruing on the outstanding Principal amount at the fixed interest of 8.00% per annum shall each be due and payable in full on September 21, 2026 (the “Maturity Date”). Interest shall compound annually and shall be computed on the basis of a year consisting of 365 days.

1.Mandatory Repayment; Voluntary Prepayment.

The Maker shall pay to the Payee, as a reduction of the Principal Amount, One Hundred Eighteen Thousand Dollars and No Cents ($118,000.00) (the “Weekly Payment Amount”), plus all accrued but unpaid interest on the Weekly Payment Amount, on each Friday, starting July 24, 2026 and continuing through September 18, 2026.

The Note may be prepaid at any time prior to the Maturity Date in the Maker’s sole discretion.

2.Unsecured. This Note is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

3.Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): (i) the Maker shall fail to pay as and when due in accordance with the terms hereof any outstanding Principal Amount or accrued but unpaid interest on this Note, and such failure shall continue for thirty (30) days after the Maker has received notice thereof from the Payee; or (ii) the Maker shall file a petition for relief or commence a proceeding under any bankruptcy, insolvency, reorganization or similar law (or its governing board shall authorize any such filing or the commencement of any such proceeding), have any liquidator, administrator, trustee or custodian appointed with respect to it or any substantial portion of its business or assets, make a general assignment for the benefit of creditors or generally admit its inability to pay its debts as they come due; then in any such event the Payee may, by notice to the Maker, declare the entire outstanding Principal Amount together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Note and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in clause (ii) above shall occur, the entire outstanding Principal Amount together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

4.Binding Effect; Assignment. This Note shall be binding upon the Maker and its successors and inure to the benefit of the Payee and its successors and assigns. The obligations of the Maker under this Note may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

5.Miscellaneous.

Both the outstanding Principal Amount and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

If the Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Note without setoff, recoupment or deduction of any kind or for any reason whatsoever.

No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Note shall be effective unless in writing, duly signed by the party to be charged. This Note shall not be modified except by a writing signed by both the Maker and the Payee.

Section 7.12 (Dispute Resolution) of the Purchase Agreement is incorporated by reference herein and shall apply mutatis mutandis with respect to the subject matter of this Note.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as of the date first above written.

AULT LENDING, LLC

By:	/s/ David J. Katzoff
	Name:	David J. Katzoff
	Title:	Manager